AGREEMENT OF LEASE

Landlord: Xianyang Pianzhuan Group Corp. (Pianzhuan)
Leasee: Xianyang Daming Electronics Co., Ltd. (Daming)

This lease agreement between Xianyang Pianzhuan Group Corp. (Pianzhuan), 70
West Weiyang Road, Xianyang, Shaanxi province and Xianyang Daming Electronics Co., Ltd (Daming), based on mutual trust and mutual benefit. The content of this agreement is described below:

      1. Pianzhuan agrees to rent the third floor of manufacturing plant on the Building No. 1 with size of 1,296 square meters to Daming for manufacturing purpose.

      2. Pianzhuan guarantees the plant facilities including electric power, water, heat and road condition according to the requirement of Daming.

      3. Daming agrees to pay RMB96 per square meter for rent of next year, 15 days before year end.

      4. Daming cannot alter the internal construction structure without the consent of Pianzhuan.

      5. Daming should guarantee to good condition of the building and facilities. Any repair, if it is necessary, should be consent by Pianzhuan.

      6. The terms of the agreement is 10 years. The agreement is effective on the date of the agreement signed by each parties.

      7. The agreement is signed in Xianyang, Shaanxi province.

      8. The agreement has two copies each held by each party.

      9. Any dispute related to this Agreement will be negotiated by each party based on mutual trust and good faith.

      10. The agreement will be subjected to and in accordance with the Contract Law.

Xianyang Daming Electronics Co., Ltd.           Xianyang Pianzhuan Group Corp.

By                                              By

January 10, 1993